Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
August 1, 2007		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2007 RESULTS;

INCREASES 2007 EARNINGS GUIDANCE

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $835 million ($1.80 per Common share) for the second quarter of 2007, compared to $424 million (89 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $872 million ($1.87 per Common share) for the second quarter of 2007, compared to $679 million ($1.40 per Common share) for the second quarter of 2006, a 34% increase per Common share. Adjusted operating income is a non-GAAP measure as discussed below.

For the first half of 2007, net income for the Financial Services Businesses amounted to $1.860 billion ($3.98 per Common share) compared to $1.099 billion ($2.27 per Common share) for the first half of 2006. First half 2007 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.738 billion ($3.72 per Common share) compared to $1.317 billion ($2.70 per Common share) for the first half of 2006.

“Each of our divisions registered strong earnings growth for the second quarter, and our first half results are well on track with our objectives for the year. Our domestic businesses are continuing to benefit from our product innovation, asset management, and risk management skills. In addition, current quarter results were bolstered by favorable equity markets and a continued strong commercial real estate market. Our international businesses also continue to perform well,” said Chairman and CEO Arthur F. Ryan.

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“Considering our results for the first half of the year, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $7.20 to $7.40 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable equity markets over the remainder of the year,” Ryan said. The 2007 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

The company acquired the variable annuity business of The Allstate Corporation on June 1, 2006. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $390 million for the second quarter of 2007, compared to $247 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $141 million for the current quarter, a $45 million increase from the year-ago quarter. Current quarter results benefited from mortality experience more favorable than that of the year-ago quarter, as well as lower net amortization of deferred policy acquisition costs and related items, reflecting more favorable separate account performance and

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policy persistency. Our Individual Annuities segment reported adjusted operating income of $180 million in the current quarter, an increase of $58 million from the year-ago quarter, including an $18 million greater contribution to current quarter results from the variable annuity business we acquired from Allstate for which the year-ago quarter included only its initial month of operations. The remainder of the increase primarily reflected higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $69 million in the current quarter, a $40 million increase from the year-ago quarter, as current quarter results benefited from more favorable group life claims experience than that of the year-ago quarter.

The Investment division reported adjusted operating income of $400 million for the second quarter of 2007, compared to $309 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $138 million for the current quarter, compared to $142 million in the year-ago quarter. Results for the year-ago quarter benefited $19 million from mortgage prepayment income and reserve releases based on updates of client census data, while similar items contributed $5 million to current quarter results. Excluding the effect of these items, adjusted operating income for the Retirement segment increased $10 million from the year-ago quarter. Current quarter results benefited from a greater contribution from investment income net of interest costs, reflecting increased balances for institutional investment products. The Asset Management segment reported adjusted operating income of $190 million for the current quarter, an increase of $53 million from the year-ago quarter. Current quarter results benefited from increased performance-based fees primarily related to real estate investment management, increased asset management fees, and increased income from the segment’s commercial mortgage operations. Results for the year-ago quarter included income of $23 million from principal investing and performance-based fees from an individual transaction. Our Financial Advisory segment, which reflects our retail securities brokerage joint venture with Wachovia, reported adjusted operating income of $72 million for the current quarter, compared to $30 million in the year-ago quarter. Our 38% share of the venture resulted in adjusted operating income of $93

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million for the current quarter, compared to $60 million in the year-ago quarter, reflecting the venture’s increased income from commissions and fees. The segment’s results for the current quarter include expenses of $21 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $30 million of such costs.

The International Insurance and Investments division reported adjusted operating income of $455 million for the second quarter of 2007, compared to $358 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $412 million for the current quarter, compared to $324 million for the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $253 million for the current quarter, an increase of $31 million from the year-ago quarter. The increase reflected business growth and a favorable impact from foreign currency exchange rates of $8 million versus the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $159 million for the current quarter, an increase of $57 million from the year-ago quarter. Current quarter results benefited $14 million from investment income associated with a single joint venture, while results for the year-ago quarter reflected refinements of policy liabilities which resulted in a $17 million reduction of adjusted operating income. Excluding the effect of these items, Gibraltar Life’s adjusted operating income increased $26 million, primarily from improved net investment spreads. The International Investments segment reported adjusted operating income of $43 million for the current quarter, compared to $34 million in the year-ago quarter. The increase reflected more favorable results from the segment’s asset management businesses.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $8 million in the second quarter of 2007, compared to adjusted operating income of $40 million in the year-ago quarter. The decrease reflects higher current quarter expenses and a lower contribution from the company’s real estate and relocation business. Adjusted operating income from the real estate and relocation business amounted to $18 million in the current quarter, an $11 million decrease from the year-ago quarter, reflecting lower transaction volume.

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Assets under management amounted to $648 billion at June 30, 2007, compared to $568 billion a year earlier and $616 billion at December 31, 2006.

Net income of the Financial Services Businesses for the second quarter of 2007 amounted to $835 million, compared to $424 million in the year-ago quarter. Current quarter net income includes $32 million of pre-tax net realized investment gains and related charges and adjustments. Net realized investment gains in the current quarter include $17 million of losses from impairments and sales of credit-impaired securities. At June 30, 2007, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.270 billion, including $1.178 billion on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $652 million at year-end 2006.

Net income for the current quarter also reflects pre-tax decreases of $108 million in recorded asset values and $72 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $5 million of pre-tax losses from divested businesses.

Current quarter net income also includes a loss of $29 million (net of related taxes) from discontinued operations which included, among other items, the Company’s loss on discontinuance of its equity sales, trading and research operations.

Net income of the Financial Services Businesses for the year-ago quarter included $311 million of net realized investment losses and related charges and adjustments, decreases of $151 million in recorded assets and $130 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and losses of $10 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included a loss from discontinued operations of $10 million (net of related taxes).

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $15 million for the second quarter of 2007 and $38 million for the year-ago quarter. The Closed Block Business reported net income for the second quarter of 2007 of $11 million, compared to $29 million for the year-ago quarter.

For the first half of 2007, the Closed Block Business reported income from continuing operations before income taxes of $152 million, compared to $122 million for the first half of 2006. The Closed Block Business reported net income of $106 million for the first half of 2007 and $87 million for the first half of 2006.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $846 million for the second quarter of 2007 and $453 million for the year-ago quarter, and reported net income of $1.966 billion for the first half of 2007 and $1.186 billion for the first half of 2006.

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Share Repurchases and Issuance

During the second quarter of 2007, the company acquired 7.6 million shares of its Common Stock, at a total cost of $751 million. From the commencement of share repurchases in May 2002, through June 30, 2007, the company has acquired 168.4 million shares of its Common Stock at a total cost of $9.388 billion.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of stock, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law;

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(10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating

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hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2006, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 2, 2007 at 11 a.m. ET, to discuss with the investment community the company’s second quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 10. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:30 p.m. on August 2, through August 9, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 860619.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $648 billion of assets under management as of June 30, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,684	$2,542	$5,404	$5,146
Policy charges and fee income	783	667	1,567	1,329
Net investment income	2,074	1,874	4,127	3,685
Asset management fees, commissions and other income	1,157	913	2,261	1,860

Total revenues	6,698	5,996	13,359	12,020

Benefits and expenses:
Insurance and annuity benefits	2,683	2,591	5,446	5,168
Interest credited to policyholders’ account balances	762	677	1,507	1,329
Interest expense	276	233	550	445
Other expenses	1,740	1,541	3,388	3,229

Total benefits and expenses	5,461	5,042	10,891	10,171

Adjusted operating income before income taxes	1,237	954	2,468	1,849
Income taxes, applicable to adjusted operating income	365	275	730	532

Financial Services Businesses after-tax adjusted operating income (1)	872	679	1,738	1,317

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	32	(311)	172	(261)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(108)	(151)	(26)	(265)
Change in experience-rated contractholder liabilities due to asset value changes	72	130	10	196
Divested businesses	(5)	(10)	14	48
Equity in earnings of operating joint ventures	(100)	(67)	(220)	(145)

Total reconciling items, before income taxes	(109)	(409)	(50)	(427)
Income taxes, not applicable to adjusted operating income	(45)	(119)	(31)	(125)

Total reconciling items, after income taxes	(64)	(290)	(19)	(302)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	808	389	1,719	1,015
Equity in earnings of operating joint ventures, net of taxes	56	45	133	96

Income from continuing operations (after-tax) of Financial Services Businesses	864	434	1,852	1,111
Income (loss) from discontinued operations, net of taxes	(29)	(10)	8	(12)

Net income of Financial Services Businesses	$835	$424	$1,860	$1,099

Direct equity adjustment for earnings per share calculation (2)	14	16	29	35

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$849	$440	$1,889	$1,134

Based on after-tax adjusted operating income	$886	$695	$1,767	$1,352

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.87	$1.40	$3.72	$2.70
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.07	(0.63)	0.36	(0.52)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.23)	(0.30)	(0.06)	(0.53)
Change in experience-rated contractholder liabilities due to asset value changes	0.15	0.26	0.02	0.39
Divested businesses	(0.01)	(0.02)	0.03	0.10
Equity in earnings of operating joint ventures	(0.21)	(0.13)	(0.46)	(0.29)

Total reconciling items, before income taxes	(0.23)	(0.82)	(0.11)	(0.85)
Income taxes, not applicable to adjusted operating income	(0.10)	(0.24)	(0.07)	(0.25)

Total reconciling items, after income taxes	(0.13)	(0.58)	(0.04)	(0.60)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1.74	0.82	3.68	2.10
Equity in earnings of operating joint ventures, net of taxes	0.12	0.09	0.28	0.19

Income from continuing operations (after-tax) of Financial Services Businesses	1.86	0.91	3.96	2.29
Income (loss) from discontinued operations, net of taxes	(0.06)	(0.02)	0.02	(0.02)

Net income of Financial Services Businesses	$1.80	$0.89	$3.98	$2.27

Weighted average number of outstanding Common shares (diluted basis)	472.8	497.1	474.9	500.6

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,718	$20,424
Per share of Common Stock - diluted	46.27	41.41
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$21,792	$20,716
Per share of Common Stock - diluted	46.43	42.00
Number of diluted shares at end of period	469.4	493.2

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$141	$96	$242	$229
Individual Annuities	180	122	346	240
Group Insurance	69	29	120	76

Total Insurance Division	390	247	708	545

Asset Management	190	137	374	306
Financial Advisory	72	30	169	(77)
Retirement	138	142	286	279

Total Investment Division	400	309	829	508

International Insurance	412	324	825	662
International Investments	43	34	105	78

Total International Insurance and Investments Division	455	358	930	740

Corporate and other operations	(8)	40	1	56

Financial Services Businesses adjusted operating income before income taxes	1,237	954	2,468	1,849

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	32	(311)	172	(261)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(108)	(151)	(26)	(265)
Change in experience-rated contractholder liabilities due to asset value changes	72	130	10	196
Divested businesses	(5)	(10)	14	48
Equity in earnings of operating joint ventures	(100)	(67)	(220)	(145)

Total reconciling items, before income taxes	(109)	(409)	(50)	(427)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,128	$545	$2,418	$1,422

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$19	$24	$67	$45
Universal life	45	43	89	83
Term life	54	34	103	65

Total excluding corporate-owned life insurance	118	101	259	193
Corporate-owned life insurance	3	4	8	5

Total	$121	$105	$267	$198

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$3,053	$2,532	$5,853	$4,689

Net sales	$464	$683	$873	$1,186

Total account value at end of period	$82,576	$72,678

Group Insurance New Annualized Premiums (4):
Group life	$26	$25	$129	$231
Group disability	26	18	118	92

Total	$52	$43	$247	$323

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$166.2	$138.5
Retail customers	87.1	75.1
General account	167.0	159.7

Total Investment Management and Advisory Services	$420.3	$373.3

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$9.9	$5.3	$15.8	$12.6

Net additions, other than money market	$1.7	$0.9	$2.9	$4.2

Retail Assets Under Management (in billions):
Gross additions, other than money market	$2.7	$3.3	$5.7	$6.0

Net additions (withdrawals), other than money market	$(0.7)	$0.3	$(0.4)	$0.7

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$5.7	$6.1	$11.5	$13.0

Net additions	$1.8	$2.5	$3.8	$5.3

Assets under administration at end of period	$78.7	$60.5

Retirement Segment:
Full Service:
Deposits and sales	$3,212	$4,138	$7,215	$9,519

Net additions	$9	$726	$579	$636

Institutional Investment Products:
Gross additions	$1,597	$1,088	$3,130	$2,624

Net additions (withdrawals)	$198	$(341)	$(12)	$(1,257)

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$274	$300	$573	$589

Constant exchange rate basis	$291	$313	$610	$621

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Closed Block Business Data:
Income Statement Data:
Revenues	$1,893	$1,849	$3,884	$3,700
Benefits and expenses	1,878	1,811	3,732	3,578

Income from continuing operations before income taxes	15	38	152	122
Income taxes	4	9	48	35

Closed Block Business income from continuing operations	11	29	104	87
Income from discontinued operations, net of taxes	—	—	2	—

Closed Block Business net income	$11	$29	$106	$87

Direct equity adjustment for earnings per share calculation (2)	(14)	(16)	(29)	(35)

Earnings available to holders of Class B Stock after direct equity adjustment—based on net income	$(3)	$13	$77	$52

Income (loss) from continuing operations per share of Class B Stock	(1.50)	6.50	37.50	26.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	1.00	—

Net income (loss) per share of Class B Stock	$(1.50)	$6.50	$38.50	$26.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,225	$1,070
Per Share of Class B Stock	612.50	535.00
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,270	$1,046
Per Share of Class B Stock	635.00	523.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,425	$7,313	$17,200	$15,100
Benefits and expenses	7,282	6,730	14,630	13,556

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,143	583	2,570	1,544
Income tax expense	324	165	747	442

Income from continuing operations before equity in earnings of operating joint ventures	819	418	1,823	1,102
Equity in earnings of operating joint ventures, net of taxes	56	45	133	96

Income from continuing operations	875	463	1,956	1,198
Income (loss) from discontinued operations, net of taxes	(29)	(10)	10	(12)

Consolidated net income	$846	$453	$1,966	$1,186

Net income:
Financial Services Businesses	$835	$424	$1,860	$1,099
Closed Block Business	11	29	106	87

Consolidated net income	$846	$453	$1,966	$1,186

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$461.8	$434.0
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$420.3	$373.3
Non-proprietary assets under management	56.1	49.6

Total managed by Investment Division	476.4	422.9
Managed by International Insurance and Investments Division	94.3	82.6
Managed by Insurance Division	77.7	62.9

Total assets under management	648.4	568.4
Client assets under administration	127.0	101.6

Total assets under management and administration	$775.4	$670.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 102 per U.S. dollar; Korean won 1030 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.